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                                                                   EXHIBIT 23.02

                                  CONSENT OF
              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

                                 April 3, 1998

The Board of Directors
Teleport Communications Group Inc.

        We hereby consent to the use in the Registration Statement on Form S-4 of AT&T Corp. ("AT&T") and in the related Information Statement/Prospectus of AT&T and Teleport Communications Group Inc. ("Teleport") of our opinion dated January 8, 1998, appearing as Appendix C to the Information Statement/Prospectus, to the description therein of such opinion and of our presentation to the Board of Directors of Teleport on January 8, 1998, and to references therein to us under the headings "SUMMARY -- Fairness Opinion," "THE MERGER -- Background." "THE MERGER -- TCG's Reasons for the Merger; Recommendation of the TCG Board" and "THE MERGER -- Opinion of the Financial Advisor to the TCG Board."

        In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED


                                                /s/ Hugh O'Hare